SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported):
                         April 1, 1996


                    SBC Communications Inc.
     (Exact name of registrant as specified in its charter)



          DELAWARE       1-8610           43-1301883
   (State or other       (Commission      (IRS Employer
   jurisdiction          File Number)     Identification No.)
   of incorporation)



                        175 East Houston
                    San Antonio, Texas 78205
            (Address of principal executive offices)



          Registrant's telephone number, including area code:
          (210) 821-4105






Item 5.   Other Events.

          The following information was included in a press release issued by SBC Communications Inc., a Delaware corporation
("SBC") on April 1, 1996:

          SBC and Pacific Telesis Group, a Nevada corporation ("Telesis"), today jointly announced that they have entered into a definitive merger agreement (the "Merger Agreement") pursuant to which SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC would be merged with and into Telesis.

          Under terms of the Merger Agreement, each share of common stock, par value $.10 per share of Telesis will be converted into 0.733 shares of common stock, par value $1.00 per share of SBC (the "Common Stock"), subject to adjustment, as described in the Merger Agreement. SBC currently has approximately 609.1 million shares of Common Stock outstanding. Under the Merger Agreement, except for the dividend payable May 1, 1996, Telesis may not pay a dividend in excess of 73.3% of SBC's dividend.

          The transaction, which has been approved by the board of directors of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The Merger Agreement is subject to certain regulatory approvals as well as approval by the stockholders of each company at special meetings expected to be held within the next four months.

          The preceding is qualified in its entirety by reference to the Merger Agreement which is attached hereto as an exhibit.


Item 7.  Exhibits.

(2)    Agreement and Plan of Merger among SBC Communications
       Inc., SBC Communications (NV) Inc. and Pacific Telesis
       Group, dated as of April 1, 1996.

(99)   Press Release, dated April 1, 1996, issued by SBC
       Communications Inc. and Pacific Telesis Group.



                           SIGNATURE

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SBC Communications Inc.


Date: April 1, 1996                By: /s/ Donald E. Kiernan
                                         Donald E. Kiernan
                                         Senior Vice President,
                                         Treasurer, and
                                         Chief Financial Officer






                     EXHIBIT INDEX

Exhibit
Number              Description


(2)    Agreement and Plan of Merger among SBC Communications
       Inc., SBC Communications (NV) Inc. and Pacific Telesis
       Group, dated as of April 1, 1996.

(99)   Press Release, dated April 1, 1996, issued by SBC
       Communications Inc. and Pacific Telesis Group.